Exhibit 99.1

Investor Relations

Jeff Kupp

Microtune, Inc.

972-673-1610

ir@microtune.com

Microtune Announces Stock Repurchase Program

PLANO, TX, APRIL 29, 2008 – Microtune®, Inc. (NASDAQ: TUNE) today announced that its Board of Directors has approved a stock repurchase program. Under the program, Microtune is authorized to repurchase up to $10 million of its outstanding shares of common stock until the end of 2008, through open market and privately negotiated transactions, at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, and other market conditions. The program may be suspended or discontinued at any time without prior notice.

“This stock repurchase program demonstrates the confidence that we have in our company and its long-term prospects and demonstrates our commitment to enhance long-term stockholder value,” said James A. Fontaine, Microtune President and CEO.

The stock repurchase program will be funded using the company’s available cash balances and working capital. As of March 31, 2008, the company had cash and cash equivalents of approximately $84.5 million. As of April 22, 2008, Microtune had approximately 54.3 million shares of common stock outstanding.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF) solutions for the worldwide broadband communications and transportation electronics markets. Inventor of the MicroTuner™ single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, and upconverter products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 77 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

MICROTUNE FORWARD LOOKING STATEMENTS

All statements in this press release other than statements of historical fact are forward-looking statements that are subject to risks and uncertainties that could cause such statements to differ materially from actual future events or results. Such forward-looking statements are generally, but not necessarily, accompanied by words such as “plan,” “if,” “estimate,” “expect,” “believe,” “could,” “would,” “anticipate,” “may,” or other words that convey uncertainty of future events or outcomes. These forward-looking statements and other statements made elsewhere in this release are made in reliance, in part, on the Private Securities Litigation Reform Act of 1995. Factors which could cause actual results to differ from anticipated results include, the Company’s ability to introduce new products, achieve design wins, maintain customer and strategic partner relationships, forecast customer demand and manage inventory levels, control and budget expenses, protect proprietary technology and intellectual property, and successfully prosecute and defend any pending or future litigation. Any one of these factors may cause the Company’s actual financial results to differ materially from its projected financial results. The forward-looking statements in this release speak only as of the date they are made. We undertake no obligation to revise or update publicly any forward-looking statement for any reason. Readers are referred to our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings which discuss the foregoing factors as well as other important risk factors that could affect our business, results of operations and financial condition.

EDITOR’S NOTE

Microtune is a registered trademark and MicroTuner is a trademark of Microtune, Inc. Copyright © 2008 Microtune, Inc. All rights reserved.